Exhibit 5

                      TRANSACTION IN SHARES OF THE COMPANY


                  The Reporting Persons engaged in the following transactions in Shares of the Company during the past 60 days or since the most recent filing on
Schedule 13D, which ever is less. All transactions involved purchases of Shares on the New York Stock Exchange.


Reporting Person          Date of          Number of         Price Per
With Direct              Transaction       Shares            Share
Beneficial                                                   (Excluding
Ownership                                                     Commission)


Greenbelt                12/11/97          30,600              $17.0768

Greenway                 12/23/97           9,000              $16.125